Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated December 5, 2025, except for Notes 1, 2, 4, 5, 6 and 9, as to which the date is March 13, 2026, relating to the financial statements of Future Money Acquisition Corporation, in this Registration Statement on Form S-1 and the related Prospectus dated March 13, 2026.

/s/ HYYH CPA. LLC

HYYH CPA. LLC

Baltimore, Maryland

March 13, 2026